Exhibit 99.1

NEWS RELEASE

Contact:	Frank Hallowell, Chief Financial Officer
Autoscope Technologies Corporation Phone: 612.438.2363

FOR IMMEDIATE RELEASE

Autoscope Technologies Corporation Announces 2021 Fourth Quarter and Full-Year Financial Results

Minneapolis, Minn., March 22, 2022 -- Autoscope Technologies Corporation (NASDAQ: AATC) today announced results for its fourth quarter and year ended December 31, 2021.

Fourth Quarter 2021 Financial Summary

  Fourth quarter royalties were $1.8 million, a decrease of 2 percent from the same period in the prior year.
  Fourth quarter product sales were $1.4 million, an increase of 34 percent from the same period in the prior year.
  Operating expenses totaled $2.1 million in the fourth quarter of 2021, a decrease of 12 percent from the prior year period.
  Capitalized software costs in the fourth quarter of 2021 were $307,000 compared to no costs in the prior year period.
  Net loss for the fourth quarter of 2021 totaled $201,000 compared to net income of $365,000 for the same period in the prior year.
  Cash balance decreased to $8.2 million, down from $8.5 million at the end of the third quarter of 2021.

2021 Full Year Financial Summary

  2021 royalties increased to $8.5 million compared to $8.3 million in the prior year.
  2021 product sales were $4.7 million, a decrease of 2 percent from the prior year.
  2021 operating expenses of $8.0 million remained the same as in the prior year.
  Capitalized software costs in 2021 were $485,000 compared to $22,000 in the prior year.
  Income tax expense in 2021 was $905,000 compared to a $462,000 income tax benefit in the prior year.
  Net income for 2021 totaled $2.3 million, a $1.2 million increase from the prior year.
  The Company received funding of $924,000 under the Paycheck Protection Program in the form of a loan in April 2020, all of which was forgiven in the first quarter of 2021.
  Cash balance decreased to $8.2 million at December 31, 2021, down from $8.6 million at the end of 2020.

Fourth-Quarter Results

The 2021 fourth quarter revenue for Autoscope Technologies Corporation ("ATC," the "Company," "us," "we," or "our"), which includes the results of Image Sensing Systems, Inc., a wholly owned subsidiary of ATC, was $3.2 million compared to $2.9 million in the fourth quarter of 2020. Revenue from royalties was $1.8 million in the fourth quarter of 2021 compared to $1.8 million in the fourth quarter of 2020, a 2 percent decrease. Product sales were $1.4 million in the 2021 fourth quarter compared to $1.1 million in the fourth quarter of 2020, a 34 percent increase.

Gross margin for the fourth quarter of 2021 was 72 percent, a 5-percentage point decrease from a gross margin of 77 percent for the same period in 2020.  Product sales gross margin for the fourth quarter of 2021 was 45 percent compared to 46 percent in the prior year period. The decrease in the gross margin percent was primarily the result of a higher portion of revenues being from product sales which have a lower gross margin than royalties.

The Company had a net loss in the fourth quarter of $(201,000), or $(0.04) per diluted share, compared to net income of $365,000, or $0.07 per diluted share, in the prior year period. The fourth quarter 2021 net income includes operating expenses of $2.1 million, a 12 percent decrease from the fourth quarter of 2020 and income tax expense of $453,000, a 190 percent increase from the fourth quarter of 2020. The decrease in operating expenses is primarily due to the increase in capitalized software development costs compared to the prior year. During the fourth quarter of 2021, the Company capitalized $307,000 internal software development costs compared to capitalizing $22,000 in internal software development costs in the prior year period. Income tax expense was $954,000 higher compared to the prior year due to higher pre-tax income and increased valuation allowances on certain deferred tax assets that the Company does not expect to realize in the future.

On a non-GAAP basis, excluding the amortization of intangible assets and depreciation for the applicable periods, operating income for the fourth quarter of 2021 was $517,000 compared to $106,000 in the prior year period.

Full Year Results

The Company's 2021 revenue remained constant at $13.2 million compared to the prior year. Gross margin for 2021 was 77 percent compared to 79 percent in 2020. Revenue from royalties increased to $8.5 million in 2021 compared to $8.3 million 2020.

Product sales decreased to $4.7 million in 2021, a 2 percent decrease from $4.8 million in 2020. The decrease in product sales was the result of project timing and global COVID-19 related challenges. The Company's video product sales and royalties were $8.5 million and $791,000, respectively, in 2021, and RTMS radar product sales were $3.9 million in 2021. Product sales gross margin for 2021 decreased to 45 percent compared to 50 percent in 2020.

The Company’s net income in 2021 was $2.3 million, or $0.43 per diluted share, compared to $1.1 million, or $0.20 per diluted share, in the prior year. The 2021 net income includes operating expenses of $8.0 million, which decreased when compared to 2020 operating expenses of $9.8 million. During 2021, the Company capitalized $485,000 of internal software development costs compared to $22,000 in 2020. Other income of $931,000 was recorded during the first quarter of 2021 when the Company received forgiveness of its Paycheck Protection Program loan principal and accrued interest, and there were no comparable items in 2020.

On a non-GAAP basis, excluding the amortization of intangible assets, depreciation, and restructuring charges for the applicable periods, operating income for 2021 was $3.2 million compared to $1.6 million in the prior year.

During the second quarter of 2020, the Company received funding of $924,000 from the United States Small Business Administration (SBA) in the form of a Paycheck Protection Program ("PPP") loan. The Company applied for forgiveness of the loan because the proceeds were used for payroll related costs, rent, and utilities.  On February 2, 2021, the Company was granted forgiveness for the full amount of the PPP loan by the SBA.  Other income of $931,000 was recorded during the first quarter of 2021 when the Company received forgiveness of the PPP loan principal and accrued interest, and there were no comparable items in 2020.

"We are pleased with the recovery of ISS product sales during the last quarter, which have been hampered by labor shortages in highway construction and supply chain component delays. Video product royalties for the year have increased due to the release of new pedestrian detection capabilities,” said Andrew Berger, CEO of ATC. "We are investing in new products and expect to bring these to market in 2022.  However, we expect labor shortages and supply chain component delays to continue throughout the year and remain focused on controlling operating expenses," concluded Mr. Berger.

Non-GAAP Financial Measures:

We provide certain non-GAAP financial information as supplemental information to financial measures calculated and presented in accordance with GAAP (Generally Accepted Accounting Principles in the United States). This non-GAAP information excludes the impact of amortizing intangible assets and depreciation and may exclude other non-recurring items.  Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

About Autoscope Technologies Corporation

Autoscope Technologies Corporation is a global company that creates value through owning and supporting operating subsidiaries and investments, anchored in the fields of technology and engineering. Autoscope Technologies Corporation's main subsidiary, Image Sensing Systems, Inc., is dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above-ground detection technology, applications and solutions. We give Intelligent Transportation Systems (ITS) professionals more precise and accurate information – including real-time reaction capabilities and in-depth analytics – to make more confident and proactive decisions. We are headquartered in Minneapolis, Minnesota. Visit us on the web at autoscope.com.

Safe Harbor Statement:  Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; adverse weather conditions in our markets; the impact of governmental laws and regulations; international presence; tariffs and other trade barriers; our success in integrating any acquisitions; potential disruptions to our supply chains (including disruptions caused by geopolitical events, military actions, work stoppages, nature disasters, or international health emergencies, such as the COVID-19 pandemic); and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2020 filed on March 11, 2021.

Autoscope Technologies Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share information)

(unaudited)

	Three-Month Periods Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Revenue
Product sales	$1,437	$1,069	$4,710	$4,829
Royalties	1,766	1,808	8,532	8,344
	3,203	2,877	13,242	13,173
Cost of revenue	889	668	3,007	2,785
Gross profit	2,314	2,209	10,235	10,388

Operating expenses
Selling, general and administrative	1,532	1,550	5,748	6,444
Research and development	532	788	2,214	3,336
	2,064	2,338	7,962	9,780
Income from operations	250	(129)	2,273	608
Interest income (expense)	-	(7)	-	(7)
Other income	2	-	927	-
Income (loss) before income taxes	252	(136)	3,200	601
Income tax expense (benefit)	453	(501)	905	(462)
Net income (loss)	$(201)	$365	$2,295	$1,063

Basic net income (loss) per share	$(0.04)	$0.07	$0.43	$0.20
Diluted net income (loss) per share	$(0.04)	$0.07	$0.43	$0.20

Weighted shares - basic	5,355	5,314	5,342	5,296
Weighted shares - diluted	5,369	5,328	5,358	5,316

Exhibit 99.1

Autoscope Technologies Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$8,229	$8,605
Receivables, net	2,369	2,261
Inventories	1,429	770
Prepaid expenses and other current assets	355	480
	12,382	12,116
Property and equipment, net	2,237	303
Intangible assets, net	2,866	3,161
Deferred taxes	4,824	5,708
Operating lease asset, net	58	136
	$22,367	$21,424
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$236	$547
Short-term debt	56	349
Warranty and other current liabilities	607	576
	899	1,472

Non-Current liabilities
Operating lease obligation	-	8
Long-term debt	1,674	574
	1,674	582

Shareholders’ equity	19,794	19,370
	$22,367	$21,424

Exhibit 99.1

Autoscope Technologies Corporation

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Years Ended December 31,
	2021	2020
Operating activities
Net income	$2,295	$1,063

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	928	960
Stock option expense	226	224
Loss on disposal of assets	4	5
Deferred income tax benefit	884	(489)
Changes in operating assets and liabilities	(844)	797
Net cash provided by operating activities	2,562	2,560

Investing activities
Capitalized software development costs	(485)	(22)
Purchases of property and equipment	(2,087)	(129)
Net cash used for investing activities	(2,572)	(151)

Financing activities
Stock for tax withholding	(35)	(6)
Dividend distribution	(1,932)	-
Proceeds from exercise of stock options	8	-
Proceeds from Coulee Bank loan	1,743	-
Deferred finance fees	(13)	-
Proceeds from PPP Loan	-	924
Net cash provided by (used for) financing activities	(229)	918

Effect of exchange rate changes on cash	(137)	160
Increase (decrease) in cash and cash equivalents	(376)	3,487

Cash and cash equivalents at beginning of period	8,605	5,118
Cash and cash equivalents at end of period	$8,229	$8,605

Non-Cash investing and financing activities:
Purchase of property and equipment in accounts payable	$-	$1

Exhibit 99.1

Autoscope Technologies Corporation

Non-GAAP Income from Continuing Operations

(in thousands)

(unaudited)

We define non-GAAP income from operations as income from operations before amortization of intangible assets, depreciation, and other non-recurring items for the applicable periods. Management believes non-GAAP income from operations is a useful indicator of our financial performance and our ability to generate cash flows from operations. Our definition of non-GAAP income from operations may not be comparable to similarly titled definitions used by other companies. The table below reconciles non-GAAP income from operations, which is a non-GAAP financial measure, to comparable GAAP financial measures:

	Three-Month Periods Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Income (loss) from operations	$250	$(129)	$2,273	$608
Amortization of intangible assets	231	187	780	736
Depreciation	36	48	148	224
Non-GAAP income from operations	$517	$106	$3,201	$1,568

Note – Our calculation of non-GAAP income from operations is considered a non-GAAP financial measure and is not in accordance with, or preferable to, “as reported”, or GAAP financial data.  However, we are providing this information, as we believe it facilitates analysis of the Company’s financial performance by investors and financial analysts.